EXHIBIT 99.1          Press Release dated September 1, 2004.
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                              FOR IMMEDIATE RELEASE

         ENVIRONMENTAL SAFEGUARDS ANNOUNCES JUDGMENT AGAINST SUBSIDIARY

HOUSTON, September 1, 2004 --- Environmental Safeguards, Inc. (ELSF:OB), parent company of OnSite Technology L.L.C. ("OnSite"), announced today the return of a judgment against OnSite in the amount of approximately $7.3 million plus attorney's fees. The judgment was the result of a lawsuit in the U.S. District Court for the Southern District of Texas (Civil Action No. H-02-2624) with Duratherm, Inc.

OnSite continues to believe that its operations do not infringe Duratherm's patents and has been so advised by its legal counsel. OnSite expects to file a notice of appeal. Any appeal of the judgment must be made to the Federal Circuit Court of Appeals in Washington, D.C., and could take from six to nine months or more before a final determination. There can be no assurance, however, that OnSite would prevail on appeal.


                 CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:

This release contains forward-looking statements concerning OnSite's expectations of an appeal as well as its operations and financial performance. These statements reflect the Company's current expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause the Company's actual results to vary materially from those anticipated. Risks and uncertainties include the inability to predict the outcome of appeals or any negotiation efforts, estimating costs associated with litigation defense, estimating future royalty streams for infringed products, the rate and timing of customer demand for the Company's products, and other factors which are more fully described in the Company's reports on file with the Securities and Exchange Commission. OnSite undertakes no obligation to update publicly or revise any forward-looking statements.

For more information, please contact:

James S. Percell
Chairman, President and Chief Executive Officer
(713) 641-3838


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